FOR IMMEDIATE RELEASE

JMG Exploration Inc. Signs Share Exchange Agreement with Newco Shareholders; Completes Sale of Oil & Gas Properties

Pasadena, California – September 5, 2007 – JMG Exploration, Inc., (“JMG” or the “Company”) (NYSE ARCA: JMG, JMG+) today announced that it has signed a Share Exchange Agreement  with the shareholders of Newco Group Limited, a limited liability company organized under the laws of the British Virgin Islands (“Newco”), providing for the delivery to JMG of 100% of the outstanding stock of Newco in exchange for the delivery by JMG of JMG common stock representing 62.5% of JMG’s capital stock on a partially diluted basis after taking into account outstanding stock options (but not outstanding warrants). Therefore, after the share exchange, existing JMG shareholders will retain approximately a 37.5% equity interest in JMG on a partially diluted basis.  JMG Exploration’s Board of Directors has approved the Share Exchange Agreement and is recommending shareholder approval of the transaction.

Newco currently owns approximately 14.5% of the outstanding ordinary shares of Iris Computers Ltd., a corporation organized under the laws of India and one of the leading distributors of IT products in India (“Iris”). Newco has an outstanding agreement with Iris and Iris shareholders to become a majority shareholder in Iris.

The closing of the share exchange contemplated by the Share Exchange Agreement  is conditioned upon the delivery of 2007 US GAAP audited financial statements, a partial year review for 2008 for Iris and Newco and approval of the share exchange transaction by JMG shareholders (The 2007 fiscal year of Iris ended on March 31, 2007). Upon receipt of the 2007 audited financials and subject to regulatory approval, a proxy statement is expected to be mailed to JMG’s shareholders in mid-October relating to a special shareholder meeting to vote upon the share exchange transaction, and the transaction is expected to close no later than December 31st 2007.

Within the next week, JMG expects to execute documents providing for a $3,000,000 loan by JMG to Newco to enable Newco to purchase additional shares in Iris representing approximately a 39% equity interest in Iris (excluding the 14.5% equity interest in Iris already owned by Newco).  As security for the loan, JMG expects to take a security interest in the ordinary shares of Iris purchased by Newco with the proceeds of the JMG loan. As further security for the loan, JMG expects to receive an irrevocable proxy from ESAPI Ltd., a company organized under the laws of the Commonwealth of the Bahamas (“ESAPI”), granting to JMG the right to vote the shares of Iris currently owned by Newco that have been pledged to ESAPI by Newco as security for a loan by ESAPI to Newco. In the event the JMG share exchange with Newco shareholders fails to close, Newco will be obligated to repay the $3,000,000 loan to JMG on or before December 31, 2007, provided that if the termination of the Share Exchange Agreement occurs within 90 days of December 31, 2007 due to the failure of JMG to meet one of the conditions to the share exchange (such as obtaining shareholder approval), then the maturity date of the loan will be extended to that day which is 90 days after such termination or expiration of the Share Exchange Agreement. In the event Newco does not repay the loan in accordance with its terms, JMG would have effective

JMG Exploration News Release

September 5, 2007

majority control of Iris because of JMG’s security interest in shares of Iris representing approximately a 39% equity interest in Iris and JMG’s irrevocable proxy from ESAPI representing a 14.5% equity interest in Iris.  Under this scenario, JMG’s Board of Directors’ intent would be to sell the investment in Iris.

No assurance can be given that the transaction between JMG and Iris can or will be completed, as final approval is subject to, among other conditions, IRIS’s audited financials and approval by JMG’s shareholders.  Prior to the share exchange, JMG will transfer its remaining oil and gas assets to a yet to be formed subsidiary and then, after the share exchange, distribute 100% of the share of such subsidiary  to existing JMG shareholders as of a to-be-designated record date prior to the share exchange. .

As part of the restructuring of JMG’s activities, the Company has resolved outstanding financial payables due to JED Oil from joint operating agreements. JMG has also announced today that it completed the sale of the following oil and gas properties:

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Oil and gas properties in Niobara County, Wyoming

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Oil and gas properties in Candak County, North Dakota

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Undeveloped land in Divide County, North Dakota and

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Undeveloped land in Candak County, North Dakota

The properties were sold to JED Oil Inc. for consideration resulted on a loss on sale of approximately $2.6 million. In conjunction with the transaction JMG settled its outstanding balance due to JED Oil of approximately $2.1 million by remitting the above properties, assigning accounts receivable and a cash payment to fund the difference.

JMG Exploration News Release

September 5, 2007

About JMG:  JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States and Canada.

This press release contains forward-looking statements. The words “proposed”, “anticipated” and scheduled” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The following factor, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the results of JMG’s review of the impact of the corrected calculation of depreciation, depletion and amortization and other factors described in JMG’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov).  JMG is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

For further information contact:

JMG Exploration, Inc. or

Joe Skeehan, President and CEO

(626) 585-9555

Justin  Yorke, Director

(626) 310-0482